    As filed with the Securities and Exchange Commission on December 18, 2002

                                                   Registration No. ____________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          -----------------------------

                                AMERUS GROUP CO.
             (Exact Name of Registrant as specified in its Charter)

                          -----------------------------

                 IOWA                                 42-1458424
                 ----                                 ----------
    (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)                Identification No.)

                                699 WALNUT STREET
                           DES MOINES, IOWA 50309-3948
                    (Address of principal executive offices)
                          -----------------------------

                ALL*AMERUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                            (Full title of the plan)
                          -----------------------------

          JOSEPH K. HAGGERTY, SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                       AmerUs Group Co., 699 Walnut Street
                  Des Moines, Iowa 50309-3948 -- (515) 362-3600
 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

========================================= ================== ====================== ======================= =======================
                                                               Proposed Maximum        Proposed Maximum
Title of Each Class of Securities to be     Amount to be      Offering Price Per      Aggregate Offering          Amount of
               Registered                  Registered (2)            Unit                   Price              Registration Fee
----------------------------------------- ------------------ ---------------------- ----------------------- -----------------------
   All*AmerUs Supplemental Executive
    Retirement Plan Obligations (1)          $30,000,000             100%                $30,000,000               $2,760.00
----------------------------------------- ------------------ ---------------------- ----------------------- -----------------------

(1) The All*AmerUs Supplemental Executive Retirement Plan Obligations are unsecured obligations of AmerUs Group Co. to make distributions in the future in accordance with the terms of the All*AmerUs Supplemental Executive Retirement Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

--------------------------------------------------------------------------------

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by AmerUs Group Co. (the "Company") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 filed under the Exchange Act;

         (c) The Company's Current Reports on Form 8-K filed under the Exchange Act on February 6, 2002, February 21, 2002, March 1, 2002, May 9, 2002, August 7, 2002, August 12, 2002, November 6, 2002, November 13, 2002 and December 5, 2002 and a Report on Form 8-K/A filed under the Exchange Act on March 19, 2002; and

         (d) The description of the Common Stock, no par value, of the Company (the "Common Stock") which is contained in the Company's Registration on Form S-4 filed under the Exchange Act on May 12, 2000, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         The following description of the All*AmerUs Supplemental Retirement Plan Obligations is qualified in its entirety by reference to the complete text of the plan set forth as Exhibit 4.3 to this registration statement.

         Select executives whose compensation under the All*AmerUs Savings & Retirement Plan is limited due to Internal Revenue Service ("IRS") imposed compensation limits may participate in the All*AmerUs Supplemental Executive Retirement Plan (the "SERP"). The All*AmerUs Savings & Retirement Plan is referred to in this registration statement as the "401(k) Plan."

         In order to enroll, participants in the SERP must complete such forms and make such elections as the Company's Benefit and Pension Committee (the "Committee") may require. In particular, participants must give written consent for the additional pretax deferrals permitted by the SERP. Any participant who fails to consent, or who consents only in part, will have his benefits under the SERP reduced accordingly. Upon commencement of participation in the SERP, a bookkeeping account (the "SERP Account") will be established for a participant. The SERP Account will be divided into subaccounts corresponding to those under the 401(k) Plan. Participants will receive an amount equal to the amount that would have been credited to such participant pursuant to the 401(k) Plan had no IRS imposed compensation limits been applied. Participants are vested in the subaccounts under the SERP at the same rate and in the same manner as he or she vests in the corresponding subaccounts under the 401(k) Plan.

         Participants may elect, on a hypothetical basis, to invest their SERP Account under the SERP in the investment options available to participants under the 401(k) Plan. A participant's investment in the SERP is independent of such participant's investment elections under the 401(k) Plan and the All*AmerUs Excess Benefit Plan. Each participant SERP Account is credited with the investment return, including losses, that it would have earned had the SERP Account actually been invested according to the participant's direction in the 401(k) Plan. If a participant fails to make an investment election under the SERP, the SERP Account of such participant will receive the performance it would have received had it been invested in the default option under the 401(k) Plan.

         The SERP obligations (the "Registered Obligations") registered hereunder are general, unsecured obligations of the Company and cannot be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily. The SERP is unfunded for purposes of the Internal Revenue Code of 1986 (the "Code") and the Employee Retirement Income Security Act of 1974 ("ERISA").

         Participants will receive distributions as soon as administratively feasible upon termination of employment with the Company. The Committee will determine in which of the following forms the participant's benefits will be paid: (i) a single cash sum, (ii) periodic installments paid monthly, quarterly, or annually over a period designated by the Committee, (iii) periodic installments paid monthly, quarterly, or annually in a dollar amount specified by the Committee, (iv) a joint and 50% survivor annuity for the lives of the participant and spouse, which is purchased from a life insurance company with the proceeds of the participant's SERP Account, or (v) an annuity for the participant's life, which is purchased from a life insurance company with the proceeds of the participant's SERP Account.

         The Company reserves the right to amend or discontinue the SERP at any time.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters in connection with the Registered Obligations offered hereby will be passed upon for the Company by Joseph K. Haggerty, Esq., Senior Vice President, General Counsel of the Company. As of December 18, 2002, Mr. Haggerty beneficially owns 31,362 shares of the Common Stock and has current exercisable options to purchase 22,500 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 490.832 of the Iowa Business Corporation Act (the "IBCA") provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director for a breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction from which the director derives an improper personal benefit, or under Section
490.833 of the IBCA. Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors against liabilities and reasonable expenses incurred by reason of such person serving in the capacity of director, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual's conduct was unlawful.

         The indemnity provisions under Section 490.851 do not apply (i) in the case of actions brought by or in the right of the corporation in which the director was adjudged liable to the corporation, or (ii) in connection with any other proceedings charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that impersonal benefit was improperly received by the director. In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who successfully defends any action in which the director was a party because the director is or was a director of the corporation. Finally, Section 490.856 of the IBCA provides that, unless otherwise provided in a corporation's articles of incorporation:
(i) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 490.852 of the IBCA and is entitled to apply for court-ordered indemnification under Section 490.854 of the IBCA in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses under Section 490.852 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         The Company's Articles of Incorporation provide that no director of the Company will be liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent required by the IBCA. This provision will not prevent shareholders from obtaining injunctive or other equitable relief against directors nor will it shield directors from liability under federal or state securities laws. In addition, the Articles of Incorporation provide that the Company will to the maximum extent permitted by law, indemnify a person who incurs any loss by reason of the fact that he or she is or was or has agreed to be a director or officer of the Company or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, subject to such person having met the standards of conduct required for such indemnification under Iowa law.

         The Company's Bylaws provide that the Company shall indemnify and advance expenses to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding) and whether formal or informal, by reason of the fact that such person (i) is or was a director or officer of the Company or any of its subsidiaries, whether before or after the conversion of the Company from a mutual insurance holding company to a stock company, or (ii) while a director or officer of the Company or any of its subsidiaries, whether before or after the conversion of the Company from a mutual insurance holding company, is or was serving at the request of the Company as a director, officer, employee, agent, partner or trustee (or in a similar capacity) of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, to the maximum extent it is permitted to do so by Part E of Division VIII of the IBCA. An amendment to the IBCA will be adopted and applied only to the extent that such amendment permits the Company to provide broader indemnification than previously permitted prior to such amendment. The Bylaws provide for indemnification of such person against reasonable expenses (including attorneys' fees), judgments, fines, penalties, including an excise tax assessed with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding or any appeal thereof. However, entitlement to such indemnification is conditional upon the Company being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any related settlement discussions. Entitlement to indemnification with respect to any settlement or other nonadjudicated disposition is further conditional upon the prior approval by the Company of the proposed settlement or nonadjudicated disposition. Such approval shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the claim, action, suit or proceeding, or (b) by special legal counsel selected by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the claim, action, suit, or proceeding, or, if the requisite quorum of the full board cannot be obtained therefor, by a majority vote of the full board, in which selection of counsel directors who are parties may participate. The Bylaws also provide that the Company shall indemnify a person for costs and expenses incurred in connection with successfully establishing in any action or proceeding his or her right to indemnification by the Company. Except as limited by the IBCA, the indemnification and advancement of expenses provisions of the Bylaws are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, law or otherwise.

         As permitted by and in accordance with Section 490.857 of the IBCA, the Company maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies. In addition, the Company has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such persons as permitted by its Articles of Incorporation and Iowa law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number     Description of Exhibit
-------    ----------------------

4.1 Amended and Restated Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q dated November 14, 2000.

4.2 Amended and Restated Bylaws of the Company, incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K, filed on March 15, 2002.

4.3*       All*AmerUs Supplemental Executive Retirement Plan.

5* Opinion of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company as to the legality of the securities being registered.

23.1* Consent of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company (included in his opinion filed as Exhibit 5).

23.2*      Consent of Ernst & Young LLP.

23.3*      Consent of KPMG LLP.

24*        Powers of Attorney (included on signature page).
---------------------

*        Filed herewith.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on this 30th day of November, 2002.

                                        AmerUs Group Co.

                                        By /s/  Melinda S. Urion
                                          ------------------------------------
                                                Executive Vice President and
                                                Chief Financial Officer


                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of AmerUs Group Co. hereby severally constitute and appoint Thomas C. Godlasky, James A. Smallenberger and Melinda S. Urion, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names and in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 30th day of November, 2002.

Names                                         Capacity
-----                                         --------

By  /s/ Roger K. Brooks                       Chairman, President, Chief
  -----------------------------               Executive Officer and Director
        Roger K. Brooks

By  /s/ Melinda S. Urion                      Executive Vice President and Chief
  -----------------------------               Financial Officer
        Melinda S. Urion

By  /s/ Brenda J. Cushing                     Senior Vice President and
  -----------------------------               Controller
        Brenda J. Cushing

By  /s/ John R. Albers                        Director
  -----------------------------
        John R. Albers

By  /s/ David A. Arledge                      Director
  -----------------------------
        David A. Arledge

By                                            Director
  -----------------------------
        Malcolm Candlish

By  /s/ Alecia A. DeCoudreaux                 Director
  -----------------------------
        Alecia A. DeCoudreaux

By                                            Director
  -----------------------------
        Thomas F. Gaffney

By  /s/ John W. Norris, Jr.                   Director
  -----------------------------
        John W. Norris, Jr.

By  /s/ Andrew J. Paine, Jr.                  Director
  -----------------------------
        Andrew J. Paine, Jr.

By  /s/ Jack C. Pester                        Director
  -----------------------------
        Jack C. Pester

By                                            Director
  -----------------------------
       John A. Wing

By /s/ F.A. Wittern, Jr.                      Director
  -----------------------------
       F.A. Wittern, Jr.

             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8



Exhibit
Number     Description of Exhibit
-------    ----------------------
4.1 Amended and Restated Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q dated November 14, 2000.

4.2 Amended and Restated Bylaws of the Company, incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K, filed on March 15, 2002.

4.3*       All*AmerUs Supplemental Executive Retirement Plan.

5* Opinion of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company as to the legality of the securities being registered.

23.1* Consent of Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company (included in his opinion filed as Exhibit 5).

23.2*      Consent of Ernst & Young LLP.

23.3*      Consent of KPMG LLP.

24*        Powers of Attorney (included on signature page).
-----------------

*        Filed herewith.